Exhibit 99.1
Kos Announces Notice from Nasdaq Regarding Potential Delisting
FOR IMMEDIATE RELEASE
     CRANBURY, NJ, AUGUST 16, 2006 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced that the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) in response to the receipt of a Nasdaq Staff Determination letter dated August 14, 2006, indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). The letter was issued by the Nasdaq Listing Qualifications staff due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The Company’s shares will remain listed on the Nasdaq Stock Market pending a decision by the Panel.
     As previously disclosed, the Southeast Regional Office of the Securities and Exchange Commission (the “SEC”) sent the Company a letter dated July 25, 2006, requesting that the Company voluntarily provide documents relating to the grant and exercise of options during the period from January 1, 1997 to the present. Before receiving the request from the SEC, the Company had already commenced an internal review of its historical stock option grant practices and related accounting treatment. That review is ongoing. The Company is cooperating fully with the SEC and plans to file its Form 10-Q for the quarter ended June 30, 2006, as soon as practicable upon completion of the Company’s internal review of its stock option grant practices and related accounting.
Certain statements in this press release, including the expected filing date of the Company’s Second Quarter Form 10-Q, the Company’s ability to maintain compliance with Nasdaq listing standards, and statements regarding the Company’s future performance are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, but are not limited to, the possibility that the Company, in consultation with its advisers, will determine that the proper accounting for the Company’s prior stock option grants differs from the accounting treatment upon which the assumptions and forward-looking statements in this release are based; that the scope of the issues as to the timing and accuracy of measurement dates for option awards and the timing of formal corporate approvals may change; that the amount and timing of additional stock-based compensation expenses and other additional expenses to be recorded in connection with affected option grants, and any corresponding adjustments to the Company’s financial statements, may change based upon the Company’s ongoing analysis; that the Company’s ability to file required reports with the SEC on a timely basis may be impaired; that the Company’s ability to meet the requirements of the Nasdaq Stock Market for continued listing of the Company’s shares may be impaired; that potential claims and proceedings may arise relating to such matters, including possible litigation and action by the SEC or other governmental entities, that might impact the outcome of the Company’s review; that other actions may be taken or required as a result of the Company’s review; and that the anticipated accounting adjustments and other factors could have negative tax or other implications for the Company. Other risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed with the SEC. All information in this press release is as of August 16, 2006 and the Company undertakes no duty to update this information.

Contacts:	Kos Pharmaceuticals, Inc.
	John J. Howarth	Nichol Harber
	Vice President, Investor Relations	Senior Manager, Investor Relations
	& Corporate Affairs	& Corporate Communications
	(609) 495-0726	(609) 495-0527